EXHIBIT 10(n)

                      EMPLOYMENT  AGREEMENT


    THIS IS AN AGREEMENT made and entered into as of this 2nd day of June, 1997, by and between STANDEX INTERNATIONAL CORPORATION, a Delaware corporation, with its principal office in Salem, New
Hampshire (hereinafter referred to as "Employer"), and

------------------ EDWARD F. PAQUETTE --------------------

of Milton, Massachusetts (hereinafter referred to as "Executive").

    WHEREAS, Employer is desirous of obtaining the services of Executive as Chief Financial Officer when the present Chief
Financial Officer retires in June, 1998; and

    WHEREAS, Executive is desirous of accepting such position;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained, it is agreed by and between the parties as follows:

    1. Employment. Employer hereby agrees to employ Executive, and Executive agrees to be so employed, commencing September 1, 1997 on a full-time basis, initially as Assistant to the President and commencing July 1, 1998, as Chief Financial Officer or in such other senior executive, managerial or supervisory capacity, subject to the direction and control of the Chief Executive
Officer of Employer, said employment being upon the terms and conditions herein set forth.

    2. Term. The term of this Agreement shall be four years from September 1, 1997 to August 31, 2001.

    3. Best Efforts. Executive agrees, as long as this Agreement is in effect, to devote his best efforts and his full time and attention to the business of Employer and to the performance of such executive, managerial and supervisory duties assigned to him.

    4. Non-Compete. Except as set forth in the third paragraph of this Section 4, Executive shall not, as long as this Agreement is in effect, engage in, or be interested in, in any active capacity, any business other than that of Employer or any affiliate, associate or subsidiary corporation of Employer.

    In addition, except as set forth in the third paragraph of this Section 4, Executive shall not for a period of two years after the termination of employment with Employer (whether such termination is by reason of the expiration of this Agreement or for any other reason) compete with or directly or indirectly own, control, manage, operate, join or participate in the ownership, control, management or operation of any business which competes with any present or future business of Employer at the time of such termination.

    No provision contained in this Section 4 shall restrict Executive from making investments in other ventures which are not competitive with Employer, or restrict Executive from engaging, during non-business hours, in any other such non-competitive business or restrict Executive from owning less than five per cent of the outstanding securities of companies which compete with any present or future business of Employer and which are listed on a national stock exchange or actively traded on the NASDAQ National Market System.

    5. Compensation; Benefits. Employer agrees to compensate Executive for his services at a minimum annual base salary of $225,000. Such base salary shall be payable at least monthly and shall be increased as determined (in its sole discretion) by Employer.

    Executive shall also be entitled to participate in the Standex Executive Bonus Program and in such other benefit plans and programs as are made available to executives of the Employer, provided, however, Executive agrees that he will not be entitled to participate in the Standex International Corporation Retirement Plan. Executive shall be entitled to use an automobile furnished at the expense of Employer in accordance with Employer's policy on this subject, as such policy shall be revised from time to time.

    6. Stock Options. The Employee agrees to grant the following stock options to Executive:

          A. Incentive Stock Options. In September, 1997, in January, 1998 and in January, 1999, the Employer will grant an amount of incentive stock options to Executive determined by dividing the applicable market price of Standex Common Stock on the New York Stock Exchange into $100,000 and rounding that result down to the nearest 100 shares. The above options will vest 50% at the end of the first anniversary of the date of grant and 50% at the end of the second anniversary. The terms of each of these options will be five years.

          B. Non-Statutory. In September, 1997, the Employer will grant a non-statutory stock option to Executive covering 15,000 shares of Standex Common Stock at an exercise price of $5.00 below the market price of the stock at the time. Vesting on this option will occur 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary and 1/3 on the third anniversary. The term of the option will be ten years.

          C. Option Grants in Accordance with Plan. All option grants mentioned in A and B above shall be made under the provisions of the Standex International Corporation 1994 Stock Option Plan.

    7.   Termination.

          A. Death. Executive's employment shall terminate forthwith upon his death and all liability of Employer under this Agreement or otherwise shall thereupon cease except for any compensation for past services remaining unpaid and for benefits due to Executive's estate or to others under the terms of any benefit plan or agreement then in effect.

          B. Disability. In the event that Executive becomes substantially disabled during the term of this Agreement for a period of six consecutive months so that he is unable, in the reasonable opinion of Employer, to perform the services as contemplated herein, then Employer, at its option, may terminate Executive's employment and this Agreement upon at least six (6) additional months advance written notification to Executive. Until such termination option is exercised or as otherwise mutually agreed in writing, Executive will continue to receive his full salary and fringe benefits during any period of illness or other disability, regardless of duration.

          C. Material Breach. In the event of a material breach of the terms of this Agreement by Executive or Employer, the non-breaching party may cause this Agreement to be terminated on ninety days advance written notice, provided, however, that termination by Employer for material breach following a change of control, as defined in Section 15, shall be effective only upon twelve (12) months prior written notice. Employer may remove Executive from all duties and authority commencing on the first day of any such notice period, however, payment of compensation and participation in all benefits shall continue through the last day of such notice period.

          D. Termination for Convenience by Executive. At any time prior to the commencement of the term of this Agreement as well as during the term, the Executive may terminate this Agreement, for any reason or for no reason, with at least ninety days advance written notice to the Employer. Executive's base salary and benefits shall be continued through his selected date of termination.

          E. Termination for Convenience by Employer. At any time prior to the commencement of the term of this Agreement as well as during the term, the Employer may terminate this Agreement, for any reason or for no reason, with at least ninety days advance written notice to Executive provided the Employer pays the following severance to Executive (depending on when the termination occurs):

             (1) If the termination occurs prior to the commencement of the term, one year's base pay shall be paid over the course of the twelve months following termination;

             (2) If the termination occurs after the commencement of the term, but prior to August 31, 1998, the balance of the base pay which Executive would have earned during the first year of this Agreement (September 1st to August 31st) if he had not been terminated will be paid to Executive over that period of time plus one-half of one year's base pay will be paid over the course of the following six months;

             (3) If the termination occurs after August 31, 1998, one-half of one year's base pay will be paid to Executive over the course of the six months following the termination.

          F. Legal Expenses. It is further agreed that Employer will pay all reasonable legal expenses of Executive in the event that Executive defends or brings any action under this Agreement, provided, however, that Employer shall not be obligated to pay the legal expenses of Executive if, in good faith, the Board of Directors determines that, Executive acted in a manner Executive believed to be adverse to the best interests of Employer or that Executive should have known that his conduct was unlawful. Notwithstanding such a determination, the Board shall be obligated to reimburse Executive for said legal expenses if he successfully defends or successfully prosecutes his case.

    8. Notices. Any notice to be given pursuant to this Agreement shall be sent by certified mail, postage prepaid, or by fax or delivered in person to the parties at the following addresses or at such other address as either party may from time to time in writing designate:

To Executive:            Edward F. Paquette
                         88 Columbine Road
                         Milton, Massachusetts  02186

To Employer:             Standex International Corporation
                         6 Manor Parkway
                         Salem, New Hampshire  03079
                         Attention:  Edward J. Trainor

    9. Invention and Trade Secret Agreement. Executive agrees that he will execute an Invention and Trade Secret Agreement simultaneously with the execution of this Agreement. That
Invention and Trade Secret Agreement shall remain in full force and effect while this Agreement is in effect and, as provided in the Invention and Trade Secret Agreement, after termination hereof.

    10. Specific Performance. It is acknowledged by both parties that damages will be an inadequate remedy to Employer in the event that Executive breaches or threatens to breach his commitments under Section 4 or under the Invention and Trade Secret Agreement. Therefore, it is agreed that Employer, may institute and maintain an action or proceeding to compel the specific performance of the promises of Executive contained herein and therein. Such remedy shall, however, be cumulative, and not exclusive, to any other remedy which Employer may have.

    11. Survival. The obligations contained in Sections 4 and 10 shall survive the termination of this Agreement. In addition, the termination of this Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of the termination of this Agreement or which may arise by any event causing the termination of this Agreement.

    12. Covenants Severable. In the event that any covenant of this Agreement shall be determined invalid or unenforceable and the remaining provisions can be given effect, then such remaining provisions shall remain in full force and effect.

    13. Entire Agreement; Amendment. This Agreement supersedes any employment understanding or agreement (except the Invention and Trade Secret Agreement) which may have been previously made by Employer or its respective subsidiaries or affiliates with Executive. This Agreement, together with the Invention and Trade Secret Agreement, represents all the terms and conditions and the entire agreement between the parties hereto with respect to the employment of Executive by Employer. This Agreement may be modified or amended only by written agreement signed by Employer and Executive.

    14. Assignment. This Agreement is personal between Employer and Executive and may not be assigned; provided, however, that Employer shall have the absolute right at any time, or from time to time, to sell or otherwise dispose of its assets or any part thereof or to reconstitute the same into one or more subsidiary corporations or divisions or to merge, consolidate or enter into similar transactions. In the event of any such transaction, the term "Employer" as used herein shall mean and include such successor corporation.

    15.  Change of Control.

       A. In the event of a change in control of Employer required to be reported under Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934, Executive may terminate his employment at any time if there is a change in his general area of responsibility, title or place of employment, or if his salary or benefits are lessened or diminished.

       Following a change of control of Employer, any termination of Executive's employment by Executive pursuant to the immediately preceding sentence, then:

       (i) Executive shall be promptly paid a lump sum payment equal to his current annual base salary plus the amount of the most recent annual bonus paid to him, if any; and

       (ii) Executive shall become 100% vested in all options which have been granted to him under the provisions of Section 6; and

       (iii) All life insurance and medical plan benefits covering the Executive shall be continued at the expense of Employer for the one-year period following such termination.

    16. Governing Law; Binding Nature of Agreement. This Agreement shall be construed in accordance with the laws of the State of New Hampshire and shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns.

    IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized and its corporate seal to be hereto affixed, and Executive has executed the within instrument as a sealed document, all as of the day and year first above written.

                           STANDEX INTERNATIONAL CORPORATION


                           By:  /S/  Edward J. Trainor
                                Edward J. Trainor, President
Attest:


/S/  Deborah A. Rosen
Deborah A. Rosen
Assistant Secretary

                           /S/  Edward F. Paquette
                           Edward F. Paquette
Witness:


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